Wiggin and Dana LLP
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Exhibit 5.1

April 10, 2015

Biodel Inc.

100 Saw Mill Road

Danbury, CT 06810

Re:	Biodel Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Biodel Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-1 (Registration No. 333-202874), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance of up to $30,000,000 of shares of common stock of the Company, $0.01 par value (together with shares that may be issued upon exercise of an option granted to the underwriters to purchase up to $4,500,000 of shares of common stock to cover over-allotments) (collectively, the "Shares"), pursuant to an Underwriting Agreement in the form attached as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement") between the Company and William Blair & Company, L.L.C, as representative of the several underwriters.

We have examined the Registration Statement and documents and records of the Company and other documents, matters of fact and questions of law that we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

New Haven Stamford New York Hartford
Philadelphia Greenwich

Biodel Inc.
April 10, 2015

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that when the price at which the Shares will be sold has been approved and determined as adequate by the pricing committee of the Board of Directors of the Company and when the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act or related rules.

Very truly yours,

/s/ Wiggin and Dana LLP

Wiggin and Dana LLP